Exhibit 99.1

For more information:

Michael O’Neill

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC SPINE AND CROSS MEDICAL PRODUCTS SETTLE LICENSE

AGREEMENT DISPUTE

Ends Ongoing Litigation and Associated Legal Expenses

CARLSBAD, CA., January 5, 2012 — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, today announced that it has reached a global settlement agreement of two pending lawsuits. In the first lawsuit, Cross Medical Products, Inc. (a subsidiary of Biomet, Inc.) claimed that Alphatec Spine had breached the April 23, 2003 license agreement with Cross Medical by failing to make certain royalty payments. In the second lawsuit, Alphatec Spine claimed that a subsidiary of Biomet, Inc. EBI, LLC, infringed a patent owned by Alphatec Spine.

Under the terms of the settlement, all parties obtained a release of all claims that were the subject of the disputes. No party has admitted liability in connection with the settlement. The settlement also includes an amendment to the April 23, 2003 License Agreement.

“While we continue to believe in the strength of our position in this dispute, we felt it served the best interests of our stockholders to proactively settle the matter to eliminate ongoing legal costs resulting from the litigation and remove any uncertainty that is inherent in the litigation process,” said Dirk Kuyper, President and Chief Executive Officer of Alphatec Spine. “This settlement provides certainty and will allow us to more fully focus our time and resources on executing our 2012 business plan.”

As part of the settlement, Alphatec Spine will pay Cross Medical an initial payment of $5 million dollars. In addition to the initial payment, Alphatec Spine shall make thirteen payments of $1 million, with the payments made quarterly, and the first payment being due on August 1, 2012, and each subsequent payment due three months thereafter until the final payment, which is due August 1, 2015, is made. The total cash impact of $18 million will be dispersed in the following amounts: $7 million in 2012, $4 million in 2013, $4 million in 2014 and $3 million in 2015. In addition, pursuant to the settlement, the parties have exchanged covenants not to sue for patent infringement with respect to products that each respective company had on the market as of December 30, 2011.

Conference Call

Alphatec Spine will host a conference call on January 6, 2012 at 6:00 a.m. PT / 9:00 a.m. ET to discuss the settlement. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 556-5251 for domestic callers and (720) 545-0036 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its affiliate, Scient’x S.A.S., via a direct salesforce in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa, South America and Latin America. In Asia and Australia, the Company markets its products through its subsidiary, Alphatec Pacific, Inc., and through Scient’x’s distributors in China, Korea and Australia.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: the impact of the amount of the settlement payments on Alphatec Spine’s business operations; and Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its financial guidance, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline and those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain or maintain the right from regulatory agencies to market and sell products, or unexpected or prolonged delays in the process Alphatec Spine’s ability to develop and expand its global business, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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